Exhibit 99.1

PRESS RELEASE
CONTACT:
Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly Coal Production, Net Income and EBITDA; Raises Quarterly Cash Distribution 2.1% to $1.2225 Per Unit; Announces Two-for-One Unit Split; and Increases Guidance

TULSA, OKLAHOMA, April 28, 2014 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended March 31, 2014 (the “2014 Quarter”).  On the strength of record coal production and solid cost control in each of its operating regions, ARLP’s net income rose 12.6% to a record $115.9 million, or net income per basic and diluted limited partner unit of $2.20 per unit, a 12.8% increase compared to the quarter ended March 31, 2013 (the “2013 Quarter”).  EBITDA also climbed to a record $190.4 million for the 2014 Quarter, an increase of 10.0% compared to the 2013 Quarter.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2014 Quarter to $1.2225 per unit (an annualized rate of $4.89 per unit), payable on May 15, 2014 to all unitholders of record as of the close of trading on May 8, 2014.  The announced distribution represents an 8.2% increase over the cash distribution of $1.13 per unit for the 2013 Quarter and a 2.1% increase over the cash distribution of $1.1975 per unit for the quarter ended December 31, 2013 (the “Sequential Quarter”).

The Board also approved a two-for-one split of ARLP’s common units.  The unit split will take place in the form of a one unit distribution on each unit outstanding, with units to be distributed on June 16, 2014 to unitholders of record as of May 30, 2014.  Following the unit split, unitholders of record will own twice the number of units and the current quarterly cash distribution per unit will be reduced by half; for example, the 2014 Quarter distribution of $1.2225 per unit would have been $0.61125 per unit, or an annualized rate of $2.445 per unit.  As a result, the total distribution received by ARLP unitholders would have been the same after consummation of the unit split.

“ARLP continued its record-setting performance in the first quarter of 2014, starting the year by establishing new quarterly benchmarks for coal production, EBITDA and net income,” said Joseph W. Craft III, President and Chief Executive Officer.  “Several factors contributed to these strong results.  Our Tunnel Ridge mine completed a major longwall move in late January and its revised

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mine plan performed above expectations for the quarter, helping drive production in our Appalachian region higher by almost 25%.  Collectively, our operations were able to operate efficiently despite severe winter weather during the quarter, pushing ARLP’s sequential Segment Adjusted EBITDA expense lower by 6.5% or $2.34 per ton sold.

Mr. Craft added, “Initial production at our new Gibson South mine also began this month, ahead of schedule.  The increased production now expected this year from both Tunnel Ridge and Gibson South, combined with ARLP booking approximately 7.8 million tons of new sales commitments during the 2014 Quarter, put us on track to achieve our fourteenth consecutive year of record results.  Based on our record quarterly results and its confidence in ARLP’s future performance and growth prospects, the Board announced today a two-for-one unit split and elected to increase unitholder distributions for the twenty-fourth consecutive quarter.”

Consolidated Financial Results

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

For the 2014 Quarter, revenues decreased slightly to $542.0 million compared to $548.1 million for the 2013 Quarter.  Weather-related transportation disruptions in the Illinois Basin and the cessation of operations at the Pontiki mine in November 2013 resulted in lower coal sales volumes in the 2014 Quarter, which declined 2.1% to 9.5 million tons sold, despite higher sales volumes from our longwall operation at Tunnel Ridge.  ARLP’s total average coal sales price of $55.35 per ton sold in the 2014 Quarter was slightly higher compared to $55.12 per ton sold for the 2013 Quarter.

Increased production from the Tunnel Ridge mine and strong performance at the Dotiki and MC Mining mines contributed to record coal production of 10.3 million tons in the 2014 Quarter, an increase of 4.4% compared to the 2013 Quarter.  Although total coal production increased during the 2014 Quarter, total operating expenses declined by 7.6% compared to the 2013 Quarter.  This decrease reflects a favorable production mix in the 2014 Quarter, primarily due to increased longwall production and improved recoveries at our Tunnel Ridge mine and the absence of higher cost production at the Pontiki mine.  As discussed below, Segment Adjusted EBITDA Expense per ton sold declined to $33.91 in the 2014 Quarter, an improvement of 5.8% compared to $35.98 in the 2013 Quarter.

General and administrative expenses increased to $17.4 million in the 2014 Quarter, primarily as a result of higher incentive compensation-related expenses. Depreciation, depletion and amortization increased to $66.8 million in the 2014 Quarter, primarily as a result of the increased production volumes mentioned above, as well as capital expenditures related to production expansion and infrastructure investments at various operations.

As anticipated, ARLP’s financial results for both the 2014 and 2013 Quarters were negatively impacted by losses related to White Oak’s development of its Mine No. 1.  Since our equity investment in White Oak entitles ARLP to receive substantially all distributions from White Oak until we achieve our contractual preferred return, ARLP currently reflects substantially all of White Oak’s income and losses in its financial results.  Reported net equity in loss of affiliates of $6.2 million for the 2014 Quarter and $3.9 million for the 2013 Quarter was primarily due to the allocation of losses related to White Oak’s mine development activities.

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Regional Results and Analysis

(in millions, except per ton data)	2014 First Quarter	2013 First Quarter	% Change Quarter / Quarter	2013 Fourth Quarter	% Change Sequential

Illinois Basin
Tons sold	7.482	7.706	(2.9)%	7.789	(3.9)%
Coal sales price per ton (1)	$52.42	$51.95	0.9%	$52.82	(0.8)%
Segment Adjusted EBITDA Expense per ton (2)	$30.68	$30.38	1.0%	$31.31	(2.0)%
Segment Adjusted EBITDA (2)	$163.6	$167.2	(2.2)%	$168.8	(3.1)%

Appalachia (3)
Tons sold	2.013	1.783	12.9%	1.896	6.2%
Coal sales price per ton (1)	$66.24	$66.04	0.3%	$63.95	3.6%
Segment Adjusted EBITDA Expense per ton(2)	$42.52	$53.80	(21.0)%	$49.52	(14.1)%
Segment Adjusted EBITDA (2)	$48.9	$23.0	112.6%	$28.5	71.6%

Total (4)
Tons sold	9.495	9.698	(2.1)%	9.816	(3.3)%
Coal sales price per ton (1)	$55.35	$55.12	0.4%	$55.31	0.1%
Segment Adjusted EBITDA Expense per ton (2)	$33.91	$35.98	(5.8)%	$36.25	(6.5)%
Segment Adjusted EBITDA (2)	$207.9	$188.4	10.4%	$192.8	7.8%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         In the 2014 Quarter, ARLP realigned its segment presentation.  The Appalachia segment is now comprised of the MC Mining, Mettiki and Tunnel Ridge mines.  Results for the Pontiki mine, which ceased operations in November 2013, are now reflected in the other and corporate segment.

(4)         Total includes White Oak, other, corporate and eliminations.

ARLP’s coal shipments were negatively affected by weather-related transportation disruptions during the 2014 Quarter, as total tons sold declined to 9.5 million tons or approximately 2.1% lower than the 2013 Quarter.  These disruptions particularly impacted the Warrior, Gibson North and Pattiki mines in the Illinois Basin, contributing to lower coal sales volumes in the 2014 Quarter compared to both the 2013 and Sequential Quarters.  Increased coal sales volumes from the Tunnel Ridge longwall operation drove sales tons for the 2014 Quarter higher in Appalachia, compared to both the 2013 and Sequential Quarters.  Shipment delays also pushed total coal inventory higher to approximately 1.1 million tons, an increase of approximately 759,000 during the 2014 Quarter.

As anticipated, for the 2014 Quarter, ARLP’s total coal sales price of $55.35 per ton sold increased slightly compared to both the 2013 and Sequential Quarters.  Sequentially, coal sales prices in Appalachia benefited from higher contract pricing at the Mettiki mine.

Total Segment Adjusted EBITDA Expense per ton in the 2014 Quarter decreased 5.8% and 6.5% compared to the 2013 and Sequential Quarters, respectively.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton improved in the 2014 Quarter compared to the Sequential Quarter primarily due to additional production days reflecting seasonal differences, higher production at the River View mine, improved geological conditions at the Dotiki mine and lower employee benefits expense across all mines in the region.  Compared to both the 2013 and Sequential Quarters, Segment Adjusted EBITDA Expense per ton in Appalachia benefited from

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improved productivity and geological conditions from the Tunnel Ridge mine.  Costs in Appalachia also benefited during the 2014 Quarter from reduced contract mining expenses at the Mettiki mine and increased production in the new Excel No. 4 mining area at the MC Mining operation compared to the 2013 Quarter.

Guidance Outlook

Commenting on ARLP’s current outlook for the rest of the year, Mr. Craft said, “Based on the increased productivity experienced at Tunnel Ridge mine during the first quarter, we are now expecting 2014 full-year production from the mine of approximately 6.0 million tons.  In addition, as a result of the early start-up of our Gibson South mine, we are expecting this new operation to produce approximately 700,000 tons this year.  Increased coal volume expectations and additional sales commitments made during the first quarter gave us the confidence to increase 2014 full-year guidance as discussed below.”

Based on results to date and current estimates, ARLP is now anticipating coal production and sales volumes during 2014 in a range of 40.25 to 41.00 million tons.  Adding approximately 7.8 million tons of new coal sales commitments during the 2014 Quarter, ARLP has now committed and priced approximately 95% of its anticipated coal sales in 2014.  ARLP has also secured coal sales and price commitments for approximately 29.0 million tons, 23.1 million tons and 9.4 million tons in 2015, 2016 and 2017, respectively.

ARLP is increasing its estimated ranges for 2014 revenues, excluding transportation revenues, to $2.25 to $2.34 billion, EBITDA to $720.0 to $780.0 million, and net income to $400.0 to $460.0 million.  (For a definition of EBITDA and related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

ARLP also continues to anticipate total capital expenditures during 2014 in a range of $320.0 to $350.0 million, which includes expenditures for mine expansion to complete development of our new Gibson South mine, infrastructure projects, maintenance capital, and reserve acquisitions related to the White Oak mine development project.  In addition to these capital expenditures, ARLP continues to anticipate funding approximately $80.0 to $95.0 million of its preferred equity investment commitment to White Oak in 2014.

A conference call regarding ARLP’s 2014 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (866) 515-2908 and provide pass code 49236626.  International callers should dial (617) 399-5122 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 47869959.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

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About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, operating surface facilities and making equity investments in a new mining complex under development in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such

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as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits;  difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Tons Sold	9,495	9,698
Tons Produced	10,253	9,819

SALES AND OPERATING REVENUES:
Coal sales	$525,545	$534,509
Transportation revenues	6,005	6,934
Other sales and operating revenues	10,488	6,612
Total revenues	542,038	548,055

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	322,242	348,575
Transportation expenses	6,005	6,934
Outside coal purchases	2	602
General and administrative	17,435	15,246
Depreciation, depletion and amortization	66,841	64,382
Total operating expenses	412,525	435,739

INCOME FROM OPERATIONS	129,513	112,316

Interest expense, net	(8,063)	(6,618)
Interest income	389	134
Equity in loss of affiliates, net	(6,241)	(3,867)
Other income	306	274
INCOME BEFORE INCOME TAXES	115,904	102,239

INCOME TAX BENEFIT	—	(698)

NET INCOME	$115,904	$102,937

GENERAL PARTNERS’ INTEREST IN NET INCOME	$33,368	$29,770

LIMITED PARTNERS’ INTEREST IN NET INCOME	$82,536	$73,167

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$2.20	$1.95

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.1975	$1.1075

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	36,997,433	36,919,002

PRO FORMA NET INCOME PER LIMITED PARTNER UNIT ASSUMING TWO-FOR-ONE UNIT SPLIT ON JUNE 16, 2014:

PRO FORMA BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.10	$0.98

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,396	$93,654
Trade receivables	199,554	153,662
Other receivables	294	776
Due from affiliates	2,497	1,964
Inventories	68,751	44,214
Advance royalties	11,454	11,454
Prepaid expenses and other assets	9,954	16,186
Total current assets	306,900	321,910

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,681,406	2,645,872
Less accumulated depreciation, depletion and amortization	(1,062,256)	(1,031,493)
Total property, plant and equipment, net	1,619,150	1,614,379

OTHER ASSETS:
Advance royalties	20,741	18,813
Due from affiliate	11,458	11,560
Equity investments in affiliates	154,029	130,410
Other long-term assets	23,680	24,826
Total other assets	209,908	185,609
TOTAL ASSETS	$2,135,958	$2,121,898

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$83,860	$79,371
Due to affiliates	202	290
Accrued taxes other than income taxes	25,060	19,061
Accrued payroll and related expenses	43,116	47,105
Accrued interest	6,302	996
Workers’ compensation and pneumoconiosis benefits	9,237	9,065
Current capital lease obligations	1,307	1,288
Other current liabilities	17,130	18,625
Current maturities, long-term debt	43,000	36,750
Total current liabilities	229,214	212,551

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	790,000	831,250
Pneumoconiosis benefits	49,698	48,455
Accrued pension benefit	17,544	18,182
Workers’ compensation	54,857	54,949
Asset retirement obligations	81,324	80,807
Long-term capital lease obligations	16,758	17,135
Other liabilities	6,407	7,332
Total long-term liabilities	1,016,588	1,058,110
Total liabilities	1,245,802	1,270,661

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 37,030,317 and 36,963,054 units outstanding, respectively	1,165,621	1,128,519
General Partners’ deficit	(265,708)	(267,563)
Accumulated other comprehensive loss	(9,757)	(9,719)
Total Partners’ Capital	890,156	851,237
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,135,958	$2,121,898

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$140,099	$199,478

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(69,463)	(70,306)
Changes in accounts payable and accrued liabilities	(3,745)	(7,608)
Proceeds from sale of property, plant and equipment	—	9
Purchases of equity investments in affiliate	(30,000)	(29,700)
Payments to affiliate for acquisition and development of coal reserves	(1,401)	(12,064)
Advances/loans to affiliate	—	(1,643)
Net cash used in investing activities	(104,609)	(121,312)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	82,800	45,000
Payments under revolving credit facilities	(117,800)	(50,000)
Payments on capital lease obligations	(358)	(284)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,991)	(3,015)
Cash contributions by General Partners	111	114
Distributions paid to Partners	(76,510)	(69,587)
Net cash used in financing activities	(114,748)	(77,772)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(79,258)	394

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	93,654	28,283

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,396	$28,677

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended	Year Ended
	March 31,		December 31,	December 31,
	2014	2013	2013	2014E Midpoint

Net income	$115,904	$102,937	$99,293	$430,000
Depreciation, depletion and amortization	66,841	64,382	66,223	287,000
Interest expense, gross	8,446	9,015	8,414	34,395
Capitalized interest	(772)	(2,531)	(772)	(1,395)
Income tax (benefit) expense	—	(698)	2,703	—
EBITDA	190,419	173,105	175,861	750,000
Equity in loss of affiliates, net	6,241	3,867	8,885	32,500
Interest expense, gross	(8,446)	(9,015)	(8,414)	(34,395)
Income tax benefit (expense)	—	698	(2,703)	—
Estimated maintenance capital expenditures (1)	(60,493)	(55,968)	(52,218)	(239,688)
Distributable Cash Flow	$127,721	$112,687	$121,411	$508,417

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(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2014 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.90 per produced ton compared to the estimated $5.70 per produced ton in 2013.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013

Operating expense	$322,242	$348,575	$356,706
Outside coal purchases	2	602	2
Other (income) loss	(306)	(274)	(892)
Segment Adjusted EBITDA Expense	$321,938	$348,903	$355,816
Divided by tons sold	9,495	9,698	9,816
Segment Adjusted EBITDA Expense per ton	$33.91	$35.98	$36.25

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013

EBITDA (See reconciliation to GAAP above)	$190,419	$173,105	$175,861
General and administrative	17,435	15,246	16,961
Segment Adjusted EBITDA	$207,854	$188,351	$192,822

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